Exhibit 99.1

Noble Corporation Dorfstrasse 19a 6340 Baar Switzerland

PRESS RELEASE

Noble Corporation Reports Second Quarter 2013 Earnings

ZUG, Switzerland, July 17, 2013 – Noble Corporation (NYSE: NE) today reported second quarter 2013 earnings of $177 million, or $0.69 per diluted share. Results for the quarter included $18 million, or $0.06 per diluted share, of revenue recognized relating to the previously reported cancellation of the contract by the customer for the newbuild jackup Noble Houston Colbert. Excluding the impact of the contract cancellation, second quarter 2013 earnings were $0.63 per diluted share. The results compared to $150 million, or $0.59 per diluted share, for the first quarter of 2013. Total revenues for the second quarter of 2013 were $1.02 billion, including the $18 million contract cancellation revenue, compared to $971 million in the first quarter of 2013.

In commenting on the second quarter results, David W. Williams, Chairman, President and Chief Executive Officer of Noble Corporation stated, “A continuation of excellent business fundamentals produced a better than 5 percent improvement in average dayrates as a number of our rigs transitioned to new contracts and previously idle rigs returned to work. In addition, we experienced another quarter of declining unpaid operational downtime, contributing to lower than expected repair and maintenance expenses and increased bonus revenue in the quarter.

“I am delighted with the progress we have made to date in capturing measurable improvement in the day to day execution of our expanding global operation, achieved during a period of dramatic transformation underway at Noble.”

Contract drilling services revenues for the second quarter of 2013 totaled $975 million compared to revenues of $929 million in the first quarter. Excluding the $18 million contract cancellation revenue, contract drilling revenues were $957 million in the second quarter, an improvement of $28 million, or 3 percent from the first quarter. The improvement was driven primarily by higher utilization on the semisubmersibles Noble Paul Wolff, which experienced downtime in the first quarter stemming from a wellhead connector bolt failure, and the Noble Max Smith, which completed a full quarter of operations following the commencement of a three-year contract midway through the first quarter. Also, the jackup Noble George McLeod commenced a one-year contract offshore Malaysia in April, following the rig’s mobilization to the region during the first quarter. The revenue improvement was partially offset by idle time on the semisubmersible Noble Homer Ferrington and planned out-of-service periods on the jackup Noble Byron Welliver and semisubmersible Noble Ton van Langeveld to complete regulatory inspections and required maintenance. Contract drilling services costs totaled $492 million in the second quarter, including $8 million related to the settlement of Mexico VAT assessments, compared to operating costs of $484 million in the first quarter. Second quarter cost increases resulting from ramp-up costs associated with the newbuild drillships were offset by lower repair and maintenance expenses. Contract drilling margin for the second quarter of 2013 increased to 49.6 percent from 47.9 percent during the first quarter.

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Net cash from operating activities was $443 million in the second quarter of 2013 as compared to $203 million for the first quarter. The increase was primarily driven by increased earnings in the quarter coupled with a decrease in accounts receivable resulting from resolution and collection of receivables from a major customer. Capital expenditures in the second quarter were $872 million, including $614 million related to the Company’s newbuild construction program. During the quarter, the Company took delivery from the shipyard of the drillships Noble Don Taylor and Noble Globetrotter II. For the six months ended June 30, 2013, capital expenditures totaled $1.2 billion, of which $752 million related to the newbuild construction program. The Company estimates approximately $2.7 billion in capital expenditures will be required to complete the remaining 10 newbuilds under construction.

Total debt at June 30, 2013 was $5.3 billion, resulting in debt as a percentage of total capitalization of 38 percent, as compared to 36 percent at March 31, 2013.

Noble’s second quarter 2013 effective tax rate was 16 percent, compared with 17 percent in the first quarter 2013. The decrease in the effective tax rate was due to changes in the geographic mix of pre-tax income and the recognition of certain discrete items in the quarter. During the quarter, the Company settled certain matters related to outstanding income tax claims in Mexico. While this did not have a material impact on the Company’s effective tax rate during the quarter, it did significantly reduce the aggregate amount of claimed tax assessments in Mexico.

Operating Highlights

Total contract backlog at June 30, 2013 was approximately $16.0 billion compared to $14.0 billion at March 31, 2013. The increase was primarily due to contract awards for the ultra-deepwater drillships Noble Tom Madden and Noble Sam Croft. With the addition of these awards, all of the Company’s ultra-deepwater drillships under construction now have contracts. The growth in backlog also reflects the drilling contract received for a new high-specification design CJ-70 jackup rig to be initially utilized on the Mariner Field in the UK beginning in 2016.

During the second quarter of 2013, utilization of the Company’s floating rig fleet (semisubmersibles and drillships) was 77 percent compared to 83 percent in the first quarter. The decline in utilization was due primarily to idle days on the semisubmersible Noble Homer Ferrington. The rig, which is currently completing inspections and required maintenance in an Eastern Mediterranean shipyard, is being considered for drilling assignments in several regions, but is not expected to return to work before the end of the third quarter 2013. Average daily revenues in the floating rig fleet for the second quarter of 2013 improved 9 percent from the first quarter. The increase was primarily due to improved activity on the semisubmersibles Noble Max Smith and Noble Paul Wolff.

In the Company’s jackup fleet, utilization in the second quarter of 2013 was 92 percent compared to 93 percent in the first quarter .. The slight decline in utilization was due primarily to a planned out-of-service period on the Noble Byron Welliver in the North Sea. The Company continues to benefit from increased jackup activity in most of its operating regions, with several new contracts signed at improved dayrates during the quarter for rigs in the Middle East, Mexico and West Africa. Average daily revenues for the jackup fleet rose 10 percent in the second quarter as compared to the first quarter.

At the end of the second quarter of 2013, approximately 78 percent of the Company’s available rig operating days were committed for the remainder of 2013, including 82 percent of the floating rig days and 82 percent of the jackup rig days. For 2014, an estimated 60 percent of the available rig operating days were committed, including 80 percent and 52 percent of the floating and jackup rig days, respectively. All calculations for committed operating days include cold stacked rigs.

Outlook

In closing, Williams commented, “The first six months of 2013 have been extremely busy and much has been accomplished. We continue to demonstrate an improvement in execution at the field operating level, we have seen excellent results in our newbuild construction program with rig deliveries that are on time or ahead of schedule, and we have secured impressive contracts for each of our drillships under construction, leaving only three jackups uncontracted in our current newbuild project backlog. We have established a new customer relationship with Statoil, offering exceptional strategic value. We continue to work through the complicated steps required to potentially spin off a portion of our fleet in what would be a significant transformative event for Noble, and we have initiated a process that we believe will provide increased corporate, managerial and operational benefits and enhanced global competitiveness by seeking to move our corporate domicile to the UK. I believe all of these actions have the potential to drive improvements in operating results and greater shareholder value in the future.”

About Noble

Noble is a leading offshore drilling contractor for the oil and gas industry. Noble performs, through its subsidiaries, contract drilling services with a fleet of 79 offshore drilling units (including three ultra-deepwater drillships and seven high-specification jackup drilling rigs currently under construction), located worldwide, including in the U.S. Gulf of Mexico and Alaska, Mexico, Brazil, the North Sea, the Mediterranean, West Africa, the Middle East, India, Malaysia and Australia. Noble’s shares are traded on the New York Stock Exchange under the symbol “NE.” Additional information on Noble Corporation is available on the Company’s Web site at http://www.noblecorp.com.

Statements regarding contract backlog, earnings, costs, revenue, rig demand, fleet condition or performance, shareholder value, timing of delivery of newbuilds, contract commitments, dayrates, contract commencements, contract extensions or renewals, letters of intent or award, industry fundamentals, customer relationships and requirements, a potential spin off of a portion of our fleet, a potential change in our corporate domicile, strategic initiatives, future performance, growth opportunities, market outlook, as well as any other statements that are not historical facts in this release, are forward-looking statements that involve certain risks, uncertainties and assumptions. These include but are not limited to operating hazards and delays, actions by regulatory authorities, customers and other third parties, risks associated with operations outside of the U.S., actions by regulatory authorities, customers and others, legislation and regulations affecting drilling operations, compliance with regulatory requirements, factors affecting the level of activity in the oil and gas industry, supply and demand of drilling rigs, factors affecting the duration of contracts, delays in the construction of newbuilds, the actual amount of downtime, factors that reduce applicable dayrates, violations of anti-corruption laws, hurricanes and other weather conditions, the future price of oil and gas, the inability to consummate a potential spin-off transaction or change in corporate domicile or the inability to realize the expected benefits from any such transactions and other factors detailed in the Company’s most recent Form 10-K, Form 10-Q’s and other filings with the Securities and Exchange Commission. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those indicated.

Conference Call

Noble has scheduled a conference call and webcast related to its second quarter 2013 results on Thursday, July 18, 2013, at 8:00 a.m. U.S. Central Daylight Time. Interested parties are invited to listen to the call by dialing 1-866-461-7129, or internationally 1-706-679-3084, using access code: 75236143, or by asking for the Noble Corporation conference call. Interested parties may also listen over the Internet through a link posted in the Investor Relations section of the Company’s Web site.

A replay of the conference call will be available on Thursday, July 18, 2013, beginning at 11:00 a.m. U.S. Central Daylight Time, through Thursday, August 1, 2013, ending at 11:00 p.m. U.S. Central Daylight Time. The phone number for the conference call replay is 1-855-859-2056 or, for calls from outside of the U.S., 1-404-537-3406, using access code: 75236143. The replay will also be available on the Company’s Web site following the end of the live call.

For additional information, contact:

For Investors:	Jeffrey L. Chastain, Vice President – Investor Relations and Corporate Communications, Noble Drilling Services Inc., 281-276-6383

For Media:	John S. Breed, Director of Investor Relations and Corporate Communications, Noble Drilling Services Inc., 281-276-6729

NOBLE CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME

(In thousands, except per share amounts)

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2013	2012	2013	2012
Operating revenues
Contract drilling services	$975,455	$848,237	$1,904,192	$1,594,547
Reimbursables	28,260	30,812	49,434	65,953
Labor contract drilling services	13,603	19,863	34,657	35,871
Other	67	11	77	242

	1,017,385	898,923	1,988,360	1,696,613

Operating costs and expenses
Contract drilling services	491,983	423,502	976,070	843,513
Reimbursables	22,701	24,970	37,623	55,571
Labor contract drilling services	9,402	11,847	21,651	21,079
Depreciation and amortization	212,589	183,615	418,745	354,692
Selling, general and administrative	26,850	25,404	52,420	48,530
Loss on impairment	—	18,345	—	18,345
Gain on contract settlements/extinguishments, net	—	(33,255)	(1,800)	(33,255)

	763,525	654,428	1,504,709	1,308,475

Operating income	253,860	244,495	483,651	388,138
Other income (expense)
Interest expense, net of amount capitalized	(24,665)	(20,652)	(51,966)	(31,148)
Interest income and other, net	955	1,188	530	2,973

Income before income taxes	230,150	225,031	432,215	359,963
Income tax provision	(36,824)	(46,356)	(71,176)	(67,945)

Net income	193,326	178,675	361,039	292,018
Net income attributable to noncontrolling interests	(16,706)	(18,857)	(34,359)	(12,025)

Net income attributable to Noble Corporation	$176,620	$159,818	$326,680	$279,993

Net income per share
Basic	$0.69	$0.63	$1.28	$1.10
Diluted	$0.69	$0.63	$1.27	$1.10

NOBLE CORPORATION AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(In thousands)

(Unaudited)

	June 30, 2013	December 31, 2012
ASSETS
Current assets
Cash and cash equivalents	$166,207	$282,092
Accounts receivable	834,576	743,673
Prepaid expenses and other current assets	343,443	279,560

Total current assets	1,344,226	1,305,325

Property and equipment	18,198,504	16,971,666
Accumulated depreciation	(4,354,168)	(3,945,694)

Property and equipment, net	13,844,336	13,025,972

Other assets	277,524	276,477

Total assets	$15,466,086	$14,607,774

LIABILITIES AND EQUITY
Current liabilities
Accounts payable	$344,468	$350,147
Accrued payroll and related costs	126,267	132,728
Dividend payable	256,420	66,369
Other current liabilities	359,435	362,205

Total current liabilities	1,086,590	911,449

Long-term debt	5,276,304	4,634,375
Deferred income taxes	218,513	226,045
Other liabilities	324,379	347,615

Total liabilities	6,905,786	6,119,484

Commitments and contingencies
Equity
Total shareholders’ equity	7,807,466	7,723,166
Noncontrolling interests	752,834	765,124

Total equity	8,560,300	8,488,290

Total liabilities and equity	$15,466,086	$14,607,774

NOBLE CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

(Unaudited)

	Six Months Ended June 30,
	2013	2012
Cash flows from operating activities
Net income	$361,039	$292,018
Adjustments to reconcile net income to net cash from operating activities:
Depreciation and amortization	418,745	354,692
Gain on contract extinguishments/asset impairment, net	—	18,345
Other changes in operating activities	(133,719)	(129,109)

Net cash from operating activities	646,065	535,946

Cash flows from investing activities
New construction	(752,332)	(161,502)
Major projects	(324,424)	(358,766)
Other capital expenditures	(105,829)	(68,106)
Capitalized interest	(61,726)	(76,766)
Other investing activities	(39,047)	(159,134)

Net cash from investing activities	(1,283,358)	(824,274)

Cash flows from financing activities
Net change in borrowings on bank credit facilities	941,653	(825,000)
Repayment of long-term debt	(300,000)	—
Proceeds from issuance of senior notes, net of debt issuance costs	—	1,186,636
Contributions from joint venture partners	—	40,000
Dividends paid to joint venture partners	(46,649)	—
Dividends/Par value reduction payments paid to shareholders	(66,672)	(71,897)
Other financing activities	(6,924)	(5,314)

Net cash from financing activities	521,408	324,425

Net change in cash and cash equivalents	(115,885)	36,097
Cash and cash equivalents, beginning of period	282,092	239,196

Cash and cash equivalents, end of period	$166,207	$275,293

NOBLE CORPORATION AND SUBSIDIARIES

FINANCIAL AND OPERATIONAL INFORMATION BY SEGMENT

(In thousands, except operating statistics)

(Unaudited)

	Three Months Ended June 30,						Three Months Ended March 31,
	2013			2012			2013
	Contract			Contract			Contract
	Drilling			Drilling			Drilling
	Services	Other	Total	Services	Other	Total	Services	Other	Total
Operating revenues
Contract drilling services	$975,455	$—	$975,455	$848,237	$—	$848,237	$928,737	$—	$928,737
Reimbursables	28,000	260	28,260	30,124	688	30,812	20,711	463	21,174
Labor contract drilling services	—	13,603	13,603	—	19,863	19,863	—	21,054	21,054
Other	67	—	67	11	—	11	10	—	10

	$1,003,522	$13,863	$1,017,385	$878,372	$20,551	$898,923	$949,458	$21,517	$970,975

Operating costs and expenses
Contract drilling services	$491,983	$—	$491,983	$423,502	$—	$423,502	$484,087	$—	$484,087
Reimbursables	22,469	232	22,701	24,307	663	24,970	14,469	453	14,922
Labor contract drilling services	—	9,402	9,402	—	11,847	11,847	—	12,249	12,249
Depreciation and amortization	209,082	3,507	212,589	180,112	3,503	183,615	202,619	3,537	206,156
Selling, general and administrative	26,378	472	26,850	24,835	569	25,404	24,949	621	25,570
Loss on impairment	—	—	—	12,710	5,635	18,345	—	—	—
Gain on contract settlements/extinguishments, net	—	—	—	(33,255)	—	(33,255)	(1,800)	—	(1,800)

	$749,912	$13,613	$763,525	$632,211	$22,217	$654,428	$724,324	$16,860	$741,184

Operating income	$253,610	$250	$253,860	$246,161	$(1,666)	$244,495	$225,134	$4,657	$229,791

Operating statistics
Jackups:
Average Rig Utilization	92%			79%			93%
Operating Days	3,594			3,073			3,598
Average Dayrate	$116,266			$97,612			$105,559
Semisubmersibles:
Average Rig Utilization	76%			88%			84%
Operating Days	970			1,127			1,053
Average Dayrate	$370,117			$349,163			$321,037
Drillships:
Average Rig Utilization	78%			65%			83%
Operating Days	637			469			669
Average Dayrate	$311,490			$329,761			$315,216
FPSO/Submersibles:
Average Rig Utilization	0%			0%			0%
Operating Days	—			—			—
Average Dayrate	$—			$—			$—
Total:
Average Rig Utilization	83%			76%			86%
Operating Days	5,201			4,669			5,320
Average Dayrate	$187,537			$181,663			$174,578

NOBLE CORPORATION AND SUBSIDIARIES

CALCULATION OF BASIC AND DILUTED NET INCOME PER SHARE

(In thousands, except per share amounts)

(Unaudited)

The following table sets forth the computation of basic and diluted net income per share:

	Three months ended June 30,		Six months ended June 30,
	2013	2012	2013	2012
Allocation of net income
Basic
Net income attributable to Noble Corporation	$176,620	$159,818	$326,680	$279,993
Earnings allocated to unvested share-based payment awards	(2,169)	(1,694)	(3,822)	(2,797)

Net income to common shareholders - basic	$174,451	$158,124	$322,858	$277,196

Diluted
Net income attributable to Noble Corporation	$176,620	$159,818	$326,680	$279,993
Earnings allocated to unvested share-based payment awards	(2,167)	(1,692)	(3,819)	(2,793)

Net income to common shareholders - diluted	$174,453	$158,126	$322,861	$277,200

Weighted average number of shares outstanding - basic	253,295	252,387	253,185	252,179
Incremental shares issuable from assumed exercise of stock options	261	358	264	425

Weighted average number of shares outstanding - diluted	253,556	252,745	253,449	252,604

Weighted average unvested share-based payment awards	3,150	2,704	2,998	2,555

Earnings per share
Basic	$0.69	$0.63	$1.28	$1.10
Diluted	$0.69	$0.63	$1.27	$1.10